Execution Copy
Exhibit 2.1
AGREEMENT AND PLAN
OF MERGER
DATED AS OF
June 26, 2007
AMONG
FIDELITY NATIONAL INFORMATION SERVICES, INC.,
AGAMEMNON MERGER CORP.
AND
eFUNDS CORPORATION

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INDEX OF DEFINED TERMS

Acquiring Person	Section 3.15(b)
Acquisition Proposal	Section 6.3(a)
Affiliate	Section 3.13
Agreement	Preamble
Antitrust Division	Section 6.5(a)
Assumed Option	Section 2.6(a)
Assumed RSU	Section 2.6(b)
Book Entry Shares	Section 2.1(b)
Certificates	Section 2.1(b)
Closing	Section 2.7
Closing Date	Section 2.7
Common Stock	Section 2.1(a)
Company	Preamble
Company Financial Advisors	Section 3.18
Company Financial Statements	Section 3.5(a)
Company Permits	Section 3.9
Company SEC Documents	Section 3.5(a)
Company Stock Plan	Section 2.6(a)
Consent	Section 3.4(b)
Contract	Section 3.4(b)
control	Section 3.13
DGCL	Section 1.1
Dissenting Company Shares	Section 2.3
Distribution Date	Section 3.15(b)
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.11(a)
Environmental Law	Section 3.12(b)
Equity Exchange Number	Section 2.6(a)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(b)
Expenses	Section 6.7(d)
Fairness Opinions	Section 3.18
Financing	Section 6.14
FTC	Section 6.5(a)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.12(c)
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HSR Act	Section 3.4(b)
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
IP Rights	Section 3.14(k)
IRS	Section 3.10(a)
License-In Agreements	Section 3.14(e)
Liens	Section 3.4(b)
Material Adverse Effect	Section 3.1
Material Contract	Section 3.21(a)
Material Employment Agreement	Section 3.11(a)
Merger	Recitals
Merger Consideration	Section 2.1(b)
New Contract	Section 3.21(b)
Notes	Section 6.14
Option	Section 2.6(a)
Owned IP Rights	Section 3.14(a)
Parent	Preamble
Parent Stock	Section 2.6(a)
Participants	Section 6.14
Paying Agent	Section 2.2(a)
Person	Section 9.13
Potential Acquiror	Section 6.3(b)
Prohibition	Section 7.1(b)
Proxy Statement	Section 3.6
Registration	Section 3.4(b)
Representatives	Section 6.3(a)
Restricted Stock Unit	Section 2.6(b)
Rights Agreement	Section 8.1(d)(ii)
Rights Plan	Section 3.2
Sarbanes-Oxley Act	Section 3.5(c)
Solvent	Section 4.9
Stockholder Approval	Section 7.1(a)
Stockholder Meeting	Section 6.1(a)
Sub	Preamble
Sub Share	Section 2.1(c)
Subsidiary	Section 9.12
Substantial Burden	Section 6.5(a)
Superior Proposal	Section 6.3(b)
Surviving Corporation	Section 1.1
Tax	Section 3.10(c)
Tax Return	Section 3.10(c)
Taxes	Section 3.10(c)
Termination Date	Section 8.1(b)(i)
Transfer Taxes	Section 6.10
U.S. GAAP	Section 3.5(a)
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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 26, 2007, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”); Agamemnon Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and eFunds Corporation, a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger (the “Merger”) of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger advisable;
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.
     Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when a Certificate of Merger meeting the requirements of Section 251 of the DGCL shall have been duly executed and filed in accordance with such Section, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof.

     Section 1.3 Certificate of Incorporation. The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement.
     Section 1.4 By-laws. The By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.
     Section 1.5 Board of Directors and Officers. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws. The persons designated by Parent prior to the Closing Date shall be the officers of the Surviving Corporation, until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.
     Section 1.6 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
ARTICLE II
CONVERSION OF SHARES
     Section 2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of the Company’s shares:
     (a) Each share of common stock, par value $.01 per share (the “Common Stock”), of the Company that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 9.12) of Parent or the Company shall be canceled and no consideration shall be delivered in exchange therefor.
     (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 2.1(a) and other than Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to $36.50 (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of outstanding Common Stock not represented by certificates (the “Book Entry Shares”), and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.
     (c) Each share of common stock (each a “Sub Share”) of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which share of common stock shall constitute the only outstanding common stock of the Surviving Corporation.
     (d) If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event
     Section 2.2 Exchange of Certificates and Book Entry Shares. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.
     (b) Surviving Corporation to Provide Funds. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Sub shall deposit with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration for all shares of Common Stock (determined as though there are no Dissenting Company Shares) (such amounts, the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Common Stock and (ii) promptly applied to making the payments provided for in Section 2.1. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of shares of Common Stock six months after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, holders of shares of Common Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the Merger Consideration, without interest, upon the surrender of any Certificates held by them.
     (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book Entry Share, other than shares to be canceled pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon actual delivery of the Certificates or Book Entry Shares to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares, as applicable, in exchange for the Merger Consideration. Upon surrender of a Certificate or Book Entry Shares (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate or Book Entry Shares shall have been converted pursuant to Section 2.1(b), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate or Book Entry Shares. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Company Shares and Certificates representing any shares of Common Stock to be canceled pursuant to Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. If any Certificate or Book Entry Share shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock (or Certificates) such amounts as it is require to deduct and withhold with respect to the payment of such consideration under all applicable Tax laws (as hereinafter defined) and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate or Book Entry Share formerly representing shares of Common Stock.
     Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of election to dissent in accordance with the provisions of such Section 262, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice of election to dissent and provide Parent, at Parent’s expense, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL so long as Parent does not create obligations for the Company effective prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

     Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.
     Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
     Section 2.6 Stock Options, Restricted Stock Units.
     (a) Except as provided in Section 2.6(c), at the Effective Time, each outstanding option to purchase shares of Common Stock (an “Option”) under any Company stock option plan (“Company Stock Plan”), whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase shares of Parent’s common stock (“Parent Stock”). Each Option so assumed by Parent (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and as provided in the respective option agreements governing such Assumed Option immediately prior to the Effective Time, except that (i) each Assumed Option shall be exercisable for a number of shares of Parent Stock determined by multiplying the number of shares of Common Stock subject to such Option as of the Effective Time by the Equity Exchange Number (as that term is defined below), rounded to the nearest whole number, and (ii) the per share exercise price of each Assumed Option shall be determined by dividing the exercise price for one share of Common Stock under the Option by the Equity Exchange Number, rounded to the nearest whole cent. The “Equity Exchange Number” shall equal the Merger Consideration divided by the average of the closing price of a share of Parent Stock for the five trading days immediately preceding the Effective Time on the New York Stock Exchange. The assumption by Parent of the Options shall be made in accordance with the Final Regulations under Section 409A of the Code so as not to be deemed the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. For purposes of clarification, no vesting schedule for any Assumed Option shall be accelerated or otherwise modified as a result of the transactions contemplated hereby, other than any acceleration required by the terms of any agreement or Employee Benefit Plan in force as of the date of this Agreement as set forth in Section 3.11(f) of the Disclosure Schedule.

     (b) Except as provided in Section 2.6(c), at the Effective Time, each outstanding restricted stock unit granted by the Company (individually, a “Restricted Stock Unit”) under any Company Stock Plan shall be assumed by Parent (“Assumed RSU”) and converted into the right for the holder thereof to receive shares of Parent Stock (or cash in lieu of fractional shares). Each Assumed RSU shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and as provided in the respective restricted stock unit agreements governing such Assumed RSU immediately prior to the Effective Time, except that the number of shares of Parent Stock under each Assumed RSU shall equal the number determined by multiplying the number of shares of Common Stock subject to the Restricted Stock Unit immediately prior to the Effective Time by the Equity Exchange Number. For purposes of clarification, no vesting schedule for any Restricted Stock Unit assumed by Parent shall be accelerated or otherwise modified as a result of the transactions contemplated hereby, other than any acceleration required by the terms of any agreement or Employee Benefit Plan in force as of the date of this Agreement as set forth in Section 3.11(f) of the Disclosure Schedule.
     (c) Notwithstanding the provisions of Sections 2.6(a) and 2.6(b), all Options and Restricted Stock Units granted to the executive officers listed on Section 6.6(c) of the Disclosure Schedule and to the members of the Board of Directors of the Company who are not also employees of the Company, which are outstanding at the Effective Time, whether or not then exercisable, shall be canceled at the Effective Time, and (i) each such holder of an Option shall be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest, and (ii) each such holder of a Restricted Stock Unit shall be entitled to receive from the Surviving Corporation for each share of Common Stock allocable to such Restricted Stock Unit an amount in cash, without interest, equal to the Merger Consideration. The Company shall use its reasonable best efforts to take all actions necessary to effectuate the foregoing, including seeking to obtain any necessary consents of the holders of Options and Restricted Stock Units that are the subject of this Section 2.6(c).
     (d) All amounts payable pursuant to this Section 2.6 shall be subject to all applicable withholding of taxes and shall be paid promptly following the Effective Time.
     Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the third business day after the day on which the last of the conditions set forth in Article VII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing. The actual date and time at which the Closing occurs is referred to as the “Closing Date.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Sub, subject to and as qualified by items disclosed (x) in the Company SEC Documents (as hereinafter defined) filed between December 31, 2006 and the date hereof (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement”, “Risk Factors” or any similar section or in any exhibit thereto and any disclosures therein that are predictive, cautionary or forward-looking in nature), but only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (y) in the Disclosure Schedule delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to provisions of this Agreement other than the provision to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent), as follows:
     Section 3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or was formed and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent a copy of its and its Subsidiaries’ Articles of Incorporation and By-laws or other equivalent organizational documents as currently in effect and neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws or other equivalent organizational documents. For purposes of this Agreement, “Material Adverse Effect” means any material adverse change in or effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from (a) a decrease in the market price of shares of Common Stock (provided that any underlying cause of such decline may be considered in determining whether there may be a Material Adverse Effect), (b) general political, economic or business conditions globally or in the United States or any country or region in which the Company does business or any changes therein, (c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (d) changes in general legal, tax or regulatory conditions in the United States or any other countries or regions in which the Company does business, (e) changes in U.S. GAAP (as hereinafter defined) or authoritative interpretations thereof, and changes in applicable law and related rules or regulations, (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (g) any change or effect generally affecting the industries or business segments in which the Company operates, (h) any hurricane, earthquake, flood, or other natural disasters or acts of God, (i) the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees (but not any litigation resulting from such announcement), (j) any action by Parent or any of its Affiliates prior to the date of this Agreement or (k) any action or omission by the Company at the request or direction of Parent, provided that any change or effect arising out of or resulting from the matters described in items (b) through (h) of this Section 3.1 shall not be excluded to the extent that such change or effect disproportionately affects the Company as compared to the majority of persons engaged in the industries in which the Company operates.
     Section 3.2 Capital Structure. The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on June 25, 2007, (i) there were issued and outstanding 47,541,916 shares of Common Stock, (ii) no shares of Preferred Stock were outstanding, (iii) 2,500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Preferred Stock Purchase Rights, associated with each outstanding share of Common Stock, which are governed by the terms of the Rights Agreement dated as of May 1, 2000 between the Company and EquiServe Trust Company N.A. (the “Rights Plan”) and which under certain circumstances give the holder thereof the right to purchase Series A Junior Participating Preferred Stock, and (iv) options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 5,143,138 shares of Common Stock and 628,657 restricted stock units as set forth in Section 3.2 of the Disclosure Schedule and exercisable at the prices specified therein. All of the outstanding shares of Common Stock are duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s articles of incorporation or bylaws or any contract to which the Company is or was a party or otherwise bound. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter. Except as otherwise set forth in this Section 3.2, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights (either preemptive or other and including any “phantom stock rights”, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind) to subscribe for or to purchase or the value of which is based on, or any outstanding options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or any of its Subsidiaries. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion of Restricted Stock Units). Since June 25, 2007, except as permitted by this Agreement or as required by the Company Employee Stock Purchase Plan, the Company has not (i) issued any shares of capital stock except in connection with the conversion or exercise of securities referred to above or in connection with the Company’s Employee Stock Purchase Plan or (ii) issued or granted any options, warrants, or securities convertible into or exercisable for shares of its capital stock (other than Preferred Stock Purchase Rights associated with shares of Common Stock).
     Section 3.3 Subsidiaries. Each direct and indirect Subsidiary of the Company and its respective jurisdiction of organization, incorporation or formation are identified on Section 3.3 of the Disclosure Schedule. Each direct and indirect Subsidiary of the Company (i) is a corporation, partnership or other legal entity, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (iii) is qualified to transact business, and is in good standing, in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to have such power or be so organized, existing, qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any Liens (other than Liens arising by operation of law that are in effect on the date hereof and are described in the Disclosure Schedule or pledges required or which may be required under the existing terms of the Credit Agreement, dated July 1, 2005, among the Company and the lenders thereunder, as it has been amended through the date hereof), claims, encumbrances, security interests, equities and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of, or any other equity interest in, any Subsidiary of, the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Other than the ownership of the Company’s Subsidiaries as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
     Section 3.4 Authority; Non-Contravention. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the stockholders of the Company. The only vote of the stockholders of the Company necessary to approve the Merger is the affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity. The Board of Directors of the Company has, by unanimous vote of directors present, adopted this Agreement, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation if required by its fiduciary duties in accordance with Section 6.1(a)).
     (b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, lien or other contract, permit or license (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule, listing standard, arbitration award or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or pledges, liens, charges, mortgages, encumbrances and security interests (“Liens”) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company and its Subsidiaries to perform their material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby. No registration, declaration or filing with (each, a “Registration”) or authorization, permit, consent or approval (each, a “Consent”) of any domestic (federal, state or local), foreign or supranational, court, arbitrator, commission, governmental body, regulatory or administrative agency or tribunal (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices set forth in the Disclosure Schedule, (v) those regulatory consents, approvals and waivers set forth in the Disclosure Schedule hereto, (vi) as may be required in connection with the Taxes described in Section 6.10, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.
     Section 3.5 SEC Documents. (a) Since December 31, 2005, the Company has filed or furnished all documents with the SEC required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. Each of the financial statements of the Company, including the related notes included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate would not be material and, with respect to Company SEC Documents filed prior to the date hereof, to any other adjustments set forth therein). Other than as set forth in Section 3.5(a) of the Disclosure Schedule, to the best knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review or investigation and there are no unresolved SEC comments with respect to any of such documents.
     (b) Neither the Company nor any of its Subsidiaries had at December 31, 2006 or has incurred since that date any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (a) liabilities, obligations or contingencies (i) which are reflected or reserved against in the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2006 or reflected in the notes thereto, (ii) which were incurred since December 31, 2006 in the ordinary course of business and consistent with past practices or (iii) which, individually or in the aggregate, would not have a Material Adverse Effect, and (b) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied or in the notes thereto.
     (c) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure, and the Company has no reasonable basis to believe such controls and procedures are not effective to ensure, that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has established and maintains a system of internal accounting controls and financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company that (i) was effective as of December 31, 2005 and (ii) with respect to subsequent periods, has been designed by the Company to be, and the Company has no reason to believe it will not be, effective, in each case, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in internal controls. To the best knowledge of the Company, since December 31, 2004, the Company has not received any material complaint, allegation, assertion or claim regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices other than any such complaint, allegation, assertion or claim resolved prior to the date of this Agreement with the approval of the Audit Committee of the Company’s Board of Directors. The Company has provided to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2004 regarding significant deficiencies, material weaknesses and fraud. As used in this Agreement, “best knowledge” means with respect to the Company or its Subsidiaries, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel, Associate General Counsel, Treasurer, Executive Vice President of Human Resources but only with respect to Sections 3.9 (to the extent relevant to HR matters) and 3.11 and the Director of Tax (but only with respect to Section 3.9 to the extent relevant to Tax matters).
     Section 3.6 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting (as defined in Section 6.1) at the time of the mailing of the Proxy Statement or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.
     Section 3.7 Absence of Certain Events. Since December 31, 2006, the Company and each of its Subsidiaries has operated its respective business in all material respects in the ordinary course consistent with past practice (except with respect to the Company’s exploration of strategic options, including discussions with third parties regarding transactions involving the Company, its Subsidiaries or their equity securities, providing information to such third parties and related matters) and since December 31, 2006, there has not occurred (i) any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any of its Subsidiaries; (v) except for issuances of Preferred Stock Purchase Rights in connection with issuances of Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, assets, stock, property or other securities) with respect to any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries (other than dividends or distributions by a Subsidiary to the Company or any other Subsidiary), or any direct or indirect repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options and the conversion of Restricted Stock Units); or (vi) any action that would be prohibited by Section 5.1(d), (e), (g), (k), (l) or (q) if taken after the date hereof.
     Section 3.8 Litigation. There are no material litigations, actions, suits or proceedings pending against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such, or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal (it being agreed that for this purpose, an item shall be considered “material” if it (i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business or operations of the Company or any of its Subsidiaries as currently conducted or seeks to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services, (ii) would reasonably be expected to, individually or in the aggregate, result in material damages or a material award or fine against or settlement or other payment by the Company or any of its

Subsidiaries or seeks to impose criminal liability on the Company, any of its Subsidiaries or any of their officers or directors in their capacities as such or (iii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement). Except as disclosed in Section 3.8 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries, in his or her capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing material order, judgment, decree or injunction of, rule or written agreement with, any Governmental Entity.
     Section 3.9 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given written or, to its best knowledge, other notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, (i) no investigation or review by any Governmental Entity is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors, nor to the best knowledge of the Company has any Governmental Entity indicated an intention to conduct the same (except for such reviews or investigations that relate to (i) the Merger and the other transactions contemplated by this Agreement that may occur following announcement of this Agreement, (ii) the obtaining of Consents or the making of Registrations or (iii) the clearance by the SEC of the Proxy Statement, which in each case would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No suspension or cancellation of any material Company Permit is pending or, to the best knowledge of the Company, threatened which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.
     Section 3.10 Taxes. (a) The Company and its Subsidiaries have (i) duly filed (or have had filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and (ii) duly paid (or have had paid on their behalf) in full all

Taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company’s balance sheet included in the latest Quarterly Report on Form 10-Q filed by the Company to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with U.S. GAAP in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no material Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with U.S. GAAP, (ii) there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes or is party to any agreement providing for indemnification for Taxes with any entity that is not, directly or indirectly, a Subsidiary of the Company, except for such agreements with Deluxe Corporation listed in the Disclosure Schedule.
     (b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.
     (c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) includes all federal, state, local and foreign income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
     (d) With respect to intercompany transactions: (i) neither the Company nor any of its Subsidiaries will have any taxable income or gain as a result of prior intercompany transactions that will be taken into account as a result of the transactions contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries has any deferred income or gain as a result of prior intercompany transactions that could be taken into account in any taxable period after the Closing; and (iii) neither the Company nor any of its Subsidiaries has an “excess loss account” (as defined in Treasury regulation section 1.1502-19) with respect to the stock of any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

     (e) Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2), other than any such transaction which would not, individually or in the aggregate, have a Material Adverse Effect.
     (f) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code, other than the distribution of Company stock by Deluxe Corporation in 2000.
     Section 3.11 Employee Benefit Plans; ERISA. (a) Section 3.11(a) of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate (as defined below) of the Company or to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability or contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 3.11(g) hereof, any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States) and (ii) each employment, change-in-control, retention, and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $150,000 per year for any United States officer, director or employee or $200,000 per year for any other officer, director or employee (each, a “Material Employment Agreement”). The term “ERISA Affiliate” means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Code.
     (b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any, and (vii) any material correspondence. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Employee Benefit Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries committed (whether or not such commitment is legally binding) to make any such amendments or to adopt or approve any new Employee Benefit Plan or Material Employment Agreement that would materially increase the liability of the Company and its Subsidiaries taken as a whole.
     (c) The Company has, or has applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement, and there are no circumstances and no events have occurred that adversely affect the qualified status of any such Employee Benefit Plan or the related trust, which cannot be cured without a Material Adverse Effect.
     (d) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA).
     (e) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries (and ERISA Affiliates of the Company) have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Employee Benefit Plan or any participant in an Employee Benefit Plan.
     (f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries.
     (g) To the best knowledge of the Company, all Employee Benefit Plans that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable laws (including, if they are intended to qualify for special Tax treatment, applicable Tax laws), except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.
     (h) There are no agreements or Company Employee Benefit Plan provisions which will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights to any officer, employee, stockholder, independent contractor or highly compensated individual, or other “disqualified individual” within the meaning of Section 280G(c) of the Code which will be “parachute payments” under Section 280G of the Code that are nondeductible to the Company or any Subsidiary of the Company or subject to Tax under Section 4999 of the Code, but excluding any agreements or Employee Benefit Plan provisions that would not result in any material nondeductibility or Tax. All plans or arrangements subject to Section 409A of the Code are in substantial compliance with the requirements of such Section, based on a good faith, reasonable interpretation of Section 409A of the Code and the relevant IRS notices, proposed regulations and final regulations.
     (i) The liability as of the date of the Company Financial Statements under the Company PTO Purchase Plan and the Company PTO Plan is included in the Company Financial Statements, subject to de minimis adjustments.
     Section 3.12 Environmental Matters.
     (a) (i) The Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws (as defined in Section 3.12(b)), including having all permits, licenses and other approvals and authorizations reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted in all material respects, (ii) none of the properties owned by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (v) that would not reasonably be expected to have a Material Adverse Effect. There are no conditions existing on currently or formerly owned or leased properties, assets or businesses of the Company or the Company’s Subsidiaries (including soils, groundwater, surfacewater, indoor air, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, except for any claim, proceeding, action or liability which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has provided Parent all material reports and information in the Company’s or any of its Subsidiaries’ or any of their respective officers’, directors’ or employees’ possession with respect to environmental, health and safety matters concerning all currently or formerly owned or leased properties, assets or businesses of the Company and the Company’s Subsidiaries.
     (b) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, interpretation, requirement or agreement with any Governmental Entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
     (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.
     Section 3.13 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act. Other than any Subsidiary of the Company, to the best knowledge of the Company, no executive officer or director or other Affiliate of the Company owns or has any interest in any assets (real or personal, tangible or intangible) used to conduct the business of the Company as it is currently conducted, or is a party to, or has a controlling interest in a Person that is a party to, any material contract or arrangement with the Company or any of its Subsidiaries relating to a relationship as customer of or supplier or lessor to the Company or any of its Subsidiaries. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company has any agreement, arrangement or other understanding with any officer, director or employee of the Company or any of its Subsidiaries with respect to any matter relating to the transactions contemplated by this Agreement other than Employee Benefit Plans disclosed in Section 3.11(a) of the Disclosure Schedule, indemnification arrangements and director compensation for service on the board of directors or any committee. Since December 31, 2006, to the best knowledge of the Company, no current or former executive officer or director of the Company has asserted any claim, charge, action or cause of action against the Company or any of its Subsidiaries and no such item previously asserted remains pending, except for (i) immaterial claims for accrued vacation pay, accrued benefits under any Employee Benefit Plan and similar matters or (ii) any items first asserted after the date hereof which the Company reasonably believes do not have merit. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 3.14 Intellectual Property. (a) The Company has previously made available to Parent a complete and accurate list of all issued patents and pending patent applications, registered and applied for trademarks, service marks, copyrights or domain names owned by the Company or any of its Subsidiaries, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor. As used in this Agreement, the items referred to in the preceding sentence, along with (i) all material common law trademarks, trade dress and service marks and (ii) all other material unregistered IP Rights (as defined below), in each case, owned by the Company or any of its Subsidiaries, are collectively referred to as “Owned IP Rights”.
     (b) There are no claims that have been asserted or are pending or, to the best knowledge of the Company, threatened, challenging the ownership, validity or enforceability of any material Owned IP Right, and, to the best knowledge of the Company there is no reasonable basis for any such claim. No material Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling or charge of which the Company has received notice. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of which the Company has received notice is pending or, to the best knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of any material Owned IP Right. To the best knowledge of the Company, as of the date of this Agreement, all material registrations, applications therefor, filings, issuances and other actions are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign.
     (c) Each of the Company and its Subsidiaries owns all right, title and interest in or has a valid and enforceable right to use (each free and clear of all material Liens other than for Taxes not yet due and payable), without payments to any third party except pursuant to a License-In Agreement (as defined below), all material IP Rights, each to the full extent necessary or used to carry on its respective business as currently conducted. None of (i) the Company or any of its Subsidiaries, (ii) the Owned IP Rights and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any IP Rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any IP Rights of any third party) that has not been resolved.
     (d) Neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any third party, of their rights to, or in connection with, any material Owned IP Rights. Neither the Company nor any of its Subsidiaries has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conduct with respect to any Owned IP Right other than in the ordinary course of business. To the best knowledge of the Company, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Owned IP Rights or material IP Rights used by the Company or any Subsidiary of the Company.
     (e) Each license, other than “off-the-shelf” commercially available software programs, pursuant to which the Company or any of its Subsidiaries licenses or sublicenses from a third party IP Rights that are used in or necessary for the conduct of the business by the Company or its relevant Subsidiary substantially in the manner currently conducted (such license agreements being referred to as “License-In Agreements”) is valid, binding and in full force and effect and will continue to be valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except for such licenses the loss of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement and, to the best knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a default or permit termination, modification, or acceleration thereunder, other than any such default or permit termination, modification or acceleration as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement, except in the ordinary course of business.
     (f) Each IP Right (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing, except for such failures to own an IP Right or have an IP Right available for use as would not, individually or in the aggregate, have a Material Adverse Effect.
     (g) The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain and protect, in all material respects, each item of material United States IP Rights that they own or use and, to the best knowledge of the Company, the Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain and protect, in all material respects, each other item of material IP Rights that they own or use. The Company and each of its Subsidiaries have been and are in material compliance with all privacy policies of or applicable to the Company and its Subsidiaries.
     (h) The Company and each of its Subsidiaries have been and are in compliance with all United States federal, state or local laws and regulations and, to the best knowledge of the Company, all other laws and regulations, relating to consumer privacy policies, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (i) The Company and each of its Subsidiaries have established and are materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.
     (j) The Company and each of its Subsidiaries has established and is materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data. Neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to the data used in the businesses of the Company or any of its Subsidiaries or the systems used in the business of the Company or any of its Subsidiaries. Except for previously resolved matters, neither the Company nor any of its Subsidiaries has (A) notified any employee of the Company or any of its Subsidiaries of an information security breach in connection with such employee’s confidential information or (B) has notified any consumers of the Company or any of its Subsidiaries of any information security breach.
     (k) As used herein, “IP Rights” means all intellectual and industrial property which is recognized under the law of any jurisdiction in the world where the Company (including through any of its Subsidiaries) has or currently conducts business, whether under common law, by statute or otherwise, including, but not limited to, any intellectual or industrial property included in or covered by an application (including provisional applications), certificate, filing, registration or other document seeking or confirming IP Rights issued by, filed with or recorded by any Governmental Entity in any jurisdiction anywhere in the world, including but not limited to, intellectual or industrial property arising out of the following:
          (i) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications;
          (ii) trade names, trademarks, service names, service marks, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;
          (iii) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;
          (iv) computer code of any type (whether source code or object code) in any programming or markup language underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof;
          (v) uniform resource locators, website addresses, domain names, website content and all fixations thereof;
          (vi) trade secrets, inventions, confidential and proprietary information, know-how, formulae, methods, schedules and processes; and
          (vii) any other intangible property similar to any of the above.

     Section 3.15 Rights Agreement and Takeover Statutes. (a) No state takeover, control share acquisition, affiliate transaction, business combination, moratorium, fair price or similar state statute, including Section 203 of the DGCL, is applicable to the Merger.
     (b) (i) The execution and delivery of this Agreement will not result in Parent or Sub becoming an “Acquiring Person” (for purposes of the Rights Plan), (ii) a “Distribution Date” (as defined in the Rights Plan) will not occur as a result of the execution and delivery of this Agreement, and (iii) the provisions of Section 11(a)(ii) or Section 13 of the Rights Plan shall not apply to the Merger or the transactions contemplated by this Agreement.
     Section 3.16 Title to Tangible Assets. The Company and each of its Subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other material tangible properties and assets as reflected in the most recent balance sheet included in the Company Financial Statements and the notes thereto, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current Taxes, payments of which are not yet delinquent, and (b) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary). All leases under which the Company or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than any such failure to be in good standing, valid and effective and defaults thereunder which would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good condition and repair, reasonable wear and tear excepted, and are adequate to carry on the business of the Company and the Company’s Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.
     Section 3.17 Non-Competition; Non-Solicitation; Exclusivity. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract which (a) purports to restrict or prohibit the Company or any Subsidiary of the Company, directly or indirectly, from engaging in any line of business in any geographic area, or with any Person, or soliciting any potential customers or employees or (b) requires any of them to provide business, distribution or investment opportunities or pricing to any Person on an exclusive, priority or most favored basis.

     Section 3.18 Opinion of Financial Advisors. The Company’s financial advisors, Goldman, Sachs & Co. and Blackrock Investments (the “Company Financial Advisors”), have delivered to the Board of Directors of the Company oral opinions, to be confirmed in writing (the “Fairness Opinions”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders from a financial point of view.
     Section 3.19 Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.
     Section 3.20 Insurance. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Material Adverse Effect.
     Section 3.21 Material Contracts.
     (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, and other than any employment or severance agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) that has been or would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC that has not been so filed; (ii) that creates a partnership or joint venture or similar arrangement; (iii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness of or to the Company or any of its Subsidiaries in excess of $500,000; (v) that is a Contract (other than this Agreement) for the purchase or sale of any entity or assets after the date hereof in excess of $500,000 (other than customer or supplier contracts); (vi) that is a collective bargaining agreement; (vii) under which the Company or any of its Subsidiaries has made or received payments in excess of $500,000 between June 1, 2006 and the date hereof (other than customer or supplier contracts and payments between the Company and its Subsidiary or between Subsidiaries); (viii) that, other than the Articles of Incorporation and By-Laws of the Company or any of its Subsidiaries, provides for the indemnification of any officer, director or employee of the Company or any of its Subsidiaries; (ix) that provides for any obligation of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person; (x) that is an outstanding power of attorney, or provides for an obligation or liability of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party that could result in payments in excess of $500,000, other than obligations between the Company and any of its Subsidiaries; (xi) that is with a customer, client or supplier and involves consideration of $2,500,000 or more for the year ended December 31, 2006, or that is reasonably likely to involve consideration in the year ending December 31, 2007 or the year ending December 31, 2008 in excess of $2,500,000; or (xii) that would be required to be set forth in Section 3.17 of the Disclosure Schedule. Each such Contract described in clauses (i)-(xii) is referred to herein as a “Material Contract”. Section 3.21(b) of the Disclosure Schedule sets forth a complete and accurate list of each customer of the Company or any of its Subsidiaries (A) which accounted for revenue of $750,000 or more in 2005 or 2006 and (B) which, as of the date hereof, has provided notice of an intention (x) to terminate its Contract with the Company or a Subsidiary of the Company or (y) not to renew its Contract with the Company or a Subsidiary of the Company at the end of the current Contract’s term. For the avoidance of doubt, notwithstanding that the foregoing (or any other) representation is limited by the qualifier “as of the date hereof” (or words having similar effect), the effect of items arising or occurring after the date hereof that would make such representation untrue as of the Closing Date as interpreted under Section 7.2(a) if such representation were not so qualified may be considered for purposes of Sections 3.7(i) and 7.2(c).
     (b) Each Material Contract, and each new Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been a Material Contract (each, a “New Contract”), is a valid and binding obligation of the Company or its relevant Subsidiary party thereto enforceable against the Company or such Subsidiary in accordance with its terms and, to the best knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or such Subsidiary has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract or New Contract and, to the best knowledge of the Company, each other party to each Material Contract or New Contract has performed in all material respects all obligations required to be performed by it under such Material Contract or New Contract, except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company or its relevant Subsidiary party thereto is not in violation of or in default of any obligation under (or is not aware of any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or New Contract to which it is a party or by which it or any of its properties or assets is bound and, to its best knowledge, no other party is in violation of, or in default of any obligation under, such Material Contracts or New Contracts, in each case except for any violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Parent true and complete copies of all Material Contracts (with pricing and similar information redacted except as otherwise agreed).
     Section 3.22 No Other Representations or Warranties.
     (a) Except for the representations and warranties contained in this Article III of this Agreement or in any certificate delivered pursuant hereto, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Sub including any information, documents, projections, forecasts or other material made available to Parent and Sub in certain “data rooms” or “virtual data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.
     (b) Each of Parent and Sub acknowledges that, except as may be set forth herein, the Company makes no representation or warranty with respect to any estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) provided to Parent or Sub.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:
     Section 4.1 Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, lease and operate its assets and carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except where the failure to be so qualified would, individually or in the aggregate, not reasonably be expected to prevent or delay materially the consummation of the Merger.
     Section 4.2 Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations, and will not do so, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (except for pledges that may be required in connection with Parent’s current or future debt).
     Section 4.3 Authority; Non-Contravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule, listing standard, arbitration award or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent the consummation of the Merger or any of the other material transactions contemplated hereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or any of its Subsidiaries of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (iii) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices, (v) those Registrations and Consents set forth in Section 4.3(b) of the Disclosure Schedule, (vi) as may be required in connection with the Taxes described in Section 6.10, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the material transactions contemplated hereby.
     Section 4.4 Proxy Statement. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference therein.
     Section 4.5 Financing. Parent will have available sufficient funds to enable it and Sub to consummate the Merger and the transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of shares of Common Stock and the aggregate consideration to be paid to holders of Options and Restricted Stock Units as a result of the Merger.
     Section 4.6 Litigation. Except for matters which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such, nor is there any order, judgment, decree or injunction of any Governmental Entity outstanding against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.
     Section 4.7 Brokers. No broker, investment banker or other Person, other than Banc of America Securities LLC and Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.
     Section 4.8 Ownership of Shares. Neither Parent nor Sub or any of their Subsidiaries beneficially owns any shares of Common Stock as of the date hereof.
     Section 4.9 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent’s and Sub’s obligations to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including financing therefor and the payment of the aggregate Merger Consideration, payment of the aggregate consideration to be paid to holders of Options and Restricted Stock Units in the Merger, any repayment or refinancing of debt contemplated by Parent’s relevant financing commitments (including the repurchase of the Company’s 5.39% Senior Guaranteed Notes due September 30, 2012 in accordance with Section 8.3 of the related Note Purchase Agreement dated September 30, 2005), payment of all related fees and expenses, and assuming that the Company is Solvent immediately prior to the Effective Time (giving effect to any obligations which may be accelerated as a result of the consummation of the Merger and the other transactions contemplated hereby), each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 4.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.
     Section 4.10 No Other Representations. Except for the representations and warranties contained in this Article IV of this Agreement or in any certificate delivered pursuant hereto, the Company acknowledges that neither Parent, Sub nor any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub with respect to any other information provided to the Company.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the regular and ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization and management, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and maintain appropriate relations and goodwill with Governmental Entities. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, and subject to the provisions of Section 6.5, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which with respect to paragraph (p) of this Section 5.1 shall not be unreasonably withheld):
     (a) (x) declare, set aside or pay any dividends (whether in cash, assets, stock, property or other securities) on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion of Restricted Stock Units) pursuant to their terms;
     (b) (x) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or other equity equivalent (other than the issuance of shares (and associated Preferred Stock Purchase Rights) upon the exercise of Options or the conversion of Restricted Stock Units or in connection with the Company’s Employee Stock Purchase Plan (subject to Section 6.6) and for pledges of the stock of the Subsidiaries of the Company, including foreign Subsidiaries, which are required or may be required under the existing terms of the Credit Agreement referred to in Section 3.2), (y) amend, waive or otherwise modify the terms of any such rights, warrants or options, or (z) accelerate the vesting of any Options or Restricted Stock Units (other than acceleration which occurs pursuant to the terms thereof as in effect on the date hereof in connection with the Merger);
     (c) amend its Certificate of Incorporation or By-laws or other organizational documents, or alter through merger, consolidation, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any material Subsidiary of the Company;
     (d) acquire or agree to acquire, except for purchases of inventory in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (tangible or intangible) that have a value in excess of $5 million individually or $15 million in the aggregate;
     (e) sell, lease or otherwise dispose of or mortgage, pledge or encumber, any of its property or assets (tangible or intangible and including Intellectual Property) that have a value in excess of $5 million individually and $15 million in the aggregate or that are otherwise material to the Company or any of its Subsidiaries, or create any Lien (other than by operation of Law in the ordinary course of business) of any kind with respect to such property or assets, except sales of obsolete assets or inventory in the ordinary course of business consistent with past practice;
     (f) except in the ordinary course of business or as required by a change after the date hereof in applicable Law, enter into, materially amend or otherwise modify, or unilaterally or prior to the expiration thereof agree to terminate, any Material Contract, or any agreement described in the second sentence of Section 3.16 and any agreement that would be required to be listed in Section 3.21(a) of the Disclosure Schedule, or enter into any agreement relating to the management of any material asset or property or any of the businesses of the Company or any of its Subsidiaries (extensions of existing agreements shall not constitute material modifications or amendments of such agreements for purposes of the foregoing);
     (g) (x) except for short-term borrowings incurred in the ordinary course of business consistent with past practice or as required by existing contractual arrangements listed in Section 3.21(a)(iv) of the Disclosure Schedule, incur any indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, capitalized leases or other similar instruments, or secured by any Lien on any property, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) or engage in any other financing arrangements, (y) make any loans, advances or capital contributions to, or investments in, or receive any capital contributions from, any Person other than to or in the Company or any wholly owned Subsidiary of the Company and except signing, milestone, progress or other similar bonus payments to customers in connection with the sale of the products of the Company and its Subsidiaries, consistent with past practice or the creation of accounts payable in the ordinary course of business consistent with past practice or (z) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) any obligations of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain the financial condition of another Person (other than the Company or any of its Subsidiaries) or cancel or forgive any debts owed to it (except if determined in good faith not to be collectible or consistent with past practice) or waive any rights or claims of material value;
     (h) except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting principles or practices used by it;
     (i) except in the ordinary course of business, settle or compromise any material pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $2 million individually and $10 million in the aggregate and the pending settlement of the Florida case described in Section 3.8 of the Disclosure Schedule;
     (j) pay, discharge, settle or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the March 31, 2007 balance sheet included in the Company Financial Statements (or described in the notes thereto) or incurred since March 31, 2007 in the ordinary course of business consistent with past practice and except for payments, discharges or satisfactions of no more than $2 million individually and $10 million in the aggregate;
     (k) (x) increase in any manner the compensation and employee benefits (including severance benefits) of any of its current or former directors, executive officers and other employees or pay any pension or retirement allowance not required by law or any existing plan or agreement to any such employees, (y) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee, other than, in the case of (x) (A) annual merit adjustments to the compensation of employees who are not executive officers consistent with past practice, (B) increases not exceeding 25% of base salary individually or $250,000 in the aggregate for all individuals in the compensation of employees who are not executive officers or directors of the Company or any of its Subsidiaries made in connection with transfers and promotions in the ordinary course of business consistent with past practice and (C) the establishment of terms of employment (including compensation) of newly hired employees other than executive officers in the ordinary course of business consistent with past practice, and in the case of (y), amendments to existing pension, retirement, profit-sharing or welfare benefit plans or agreements or employment, severance or change in control agreements required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not materially expand the benefits to be received thereunder) or (z) except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit; provided, however, that the Company and any of its Subsidiaries may pay cash bonuses and other cash incentive compensation (including, but not limited to, sales commissions) in respect of calendar year 2007 to their employees, including their executive officers at the times contemplated by their bonus and incentive compensation arrangements as in effect on the date hereof and consistent with past practice;
     (l) (x) change its material (A) Tax accounting policies or practices, or (B) Tax elections, (y) settle any material audits, examinations or litigation with respect to Taxes, or (z) waive any restrictions on assessments or collections of material Taxes, including any extension of the limitations period other than in a manner consistent with past practice, except, in each case, as may be required by Law or U.S. GAAP;
     (m) change fiscal years;
     (n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any material Subsidiary of the Company or complete any of the actions that would be contemplated by any such plan, or organize any new Subsidiary;
     (o) enter into any material collective bargaining agreement;
     (p) make or agree to make any new capital expenditures in excess of 100% of the amounts of such expenditures as reflected in the capital expenditure budgets provided to Parent prior to the date hereof, provided, that any such expenditures could be incurred by the Company without further approval or authorization by the Company’s Board of Directors or any committee thereof;
     (q) dispose of, permit to lapse, waive, release or assign any material rights, or settle any claims, with respect to any material Intellectual Property where such settlement would reasonably be expected to result in the receipt or expenditure of more than $500,000 by the Company or any of its Subsidiaries;
     (r) enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course consistent with past practice;
     (s) knowingly waive the benefits of, agree to modify in any material manner, terminate, release any Person from or fail to use reasonable best efforts to enforce, if requested by Parent (provided that the Company shall, as promptly as reasonably practicable, notify Parent of any breach of), any confidentiality, standstill or similar contract to which the Company or any Company Subsidiary is a party, which covers or relates to its business, assets or properties or to which the Company or any of its Subsidiaries is a beneficiary;
     (t) enter into any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services; or
     (u) authorize, or agree in writing or otherwise to take, any of the foregoing actions.
     Section 5.2 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations. (It being understood that this provision shall not limit the rights of any party under Section 9.3 with respect to enforcement of the provisions of this Agreement).
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Company Stockholder Approval; Proxy Statement. (a) The Company shall take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the Merger and this Agreement. The Stockholder Meeting shall be held as soon as reasonably practicable in accordance with the DGCL following clearance of the Proxy Statement by the SEC and the Company shall, through its Board of Directors, recommend to its stockholders the approval of the Merger, unless its Board of Directors determines in good faith, after consultation with outside legal counsel, that the taking of such action would violate its fiduciary duties to stockholders of the Company under applicable law, and shall use its reasonable best efforts to solicit and obtain such approval. Unless this Agreement has been terminated in accordance with its terms, nothing contained in this Agreement or any other fact or circumstance shall limit the Company’s obligation to convene and hold the Stockholder Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn or modified).
     (b) The Company shall promptly prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent reasonably promptly with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Common Stock of the Company.
     (c) Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent, and its affiliates, to comply with applicable law after the mailing thereof to the stockholders of the Company.
     (d) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholder Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to stockholders of the Company.
     Section 6.2 Directors’ and Officers’ Indemnification. (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its Certificate of Incorporation and By-laws concerning the indemnification and exoneration of the Company’s former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the Certificate of Incorporation and By-laws of the Company as in effect as of the date hereof. Parent shall guaranty the payment and performance by the Surviving Corporation of, and shall cause the Surviving Corporation to honor its obligations under, this Section 6.2 without limit as to time.

     (b) The Surviving Corporation shall indemnify and hold harmless, to the fullest extent a Delaware corporation is permitted to indemnify its directors and officers under applicable law, each present and former director and officer of the Company (each such director or officer, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or in their capacity as an officer, director or other fiduciary in any other entity (including as trustee of any Employee Benefit Plan) if such service was at the request of the Company or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement in their capacities as officers or directors of the Company.
     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are substantially equivalent to those in effect under the current policies) with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company shall, at Parent’s option and if reasonably available, prior to the Effective Time, purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage. Notwithstanding the foregoing, Parent may elect in lieu of the foregoing insurance, prior to the Effective Time, to require the Company to obtain, if reasonably available, and fully pay for a policy (providing coverage for the Indemnified Parties and such officers) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. If such “tail” policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

     (d) In the event of any breach by the Surviving Corporation or Parent of this Section 6.2, the Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2.
     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.2.
     (f) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.2.
     Section 6.3 No Solicitation. (a) After the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonable best efforts (including providing express instructions) to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively “Representatives”) of the Company or its Subsidiaries, not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to an Acquisition Proposal (as used herein, such term shall mean any proposal or offer relating to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A) (other than the transactions contemplated by this Agreement), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any information to any Person (other than Parent, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other preliminary or definitive agreement relating to an Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 6.3(b)). In response to any inquiry regarding an Acquisition Proposal, the Company may respond substantially to the effect that it is subject to a “no solicitation” covenant and refer the requesting Person to Company SEC Documents. Without limiting the foregoing, it is understood that any action taken by any Representative of the Company or any Subsidiary that would be a violation of this Section 6.3(a) if taken by the Company shall be deemed a breach by the Company. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party (other than to the extent required by the existing terms as of the date hereof of any such confidentiality or standstill agreement) and shall request the return or destruction of any confidential information provided to any third party prior to the date hereof in connection with a possible Acquisition Proposal to the extent permitted by any such confidentiality or standstill agreement.
     (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of the Stockholder Approval, (i) the Company may, in response to an unsolicited bona fide Acquisition Proposal from a corporation, partnership, Person or other entity or group which is received on after the execution and delivery of this Agreement by the Company, whether or not from a participant in the Company’s publicly announced process of exploring strategic options (a “Potential Acquiror”) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is reasonably likely to lead to a Superior Proposal, (x) furnish information to such Potential Acquiror, its representatives, advisors, sources of debt or equity financing and not more than one Person identified in the Acquisition Proposal as a potential buyer of any of the Company’s assets or businesses from such Potential Acquiror pursuant to an executed confidentiality agreement containing terms and provisions no less favorable to the Company than those contained in the Confidentiality Agreement, provided that all such information, if written, has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and, if oral and material, has previously been provided to Parent or is provided to Parent reasonably promptly (but in no event later than one business day) after such information is provided to such Person, and (y) engage in discussions and negotiate with, such Potential Acquiror, its representatives, advisors and sources of debt or equity financing; provided, that in each case of the foregoing clauses (x) and (y), both (1) the Board of Directors of the Company has concluded, in good faith and after consultation with its outside legal counsel, that taking such action is required to comply with its fiduciary duties under applicable law and (2) the Company has provided Parent with notice of its intent to take any such action prior to taking such action and has complied with Section 6.3(d). As used herein, a “Superior Proposal” means a bona fide written Acquisition Proposal (provided that for purposes of this definition, the references to “15% or more” in the definition of Acquisition Proposal shall be deemed replaced with references to “more than 50%,” and the reference in clause (B) to the acquisition or purchase of an equity interest in any Subsidiaries of the Company shall be deleted) obtained without violation of this Agreement that (A) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, would result in a transaction that would be more favorable, from a financial point of view, to the holders of Company Common Stock than the Merger (taking into account the likelihood of consummation, the Person making the proposal or offer, the form and amount of consideration offered and all other terms of the proposal or offer, as well as any alterations to this Agreement proposed by Parent in response thereto and any other factors deemed relevant by the Board of Directors of the Company) and (B) is not subject to a financing contingency.
     (c) The Company shall notify Parent orally and in writing within one business day after receipt of any Acquisition Proposal or any inquiry or contact with respect to an Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal or the inquiry or contact and, if in writing, shall include a copy of such Acquisition Proposal or related inquiry or contact. The Company shall keep Parent reasonably informed of the status of and any material changes with respect to such Acquisition Proposal, inquiry or contact and will provide Parent as soon as reasonably practicable (but in no event later than one business day) after receipt thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection therewith. The Company shall promptly notify Parent upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal (except as set forth below). The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) hereof until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being agreed and acknowledged that the Company shall not be required to provide Parent with more than 24 hours notice of any changes with respect to the terms of an Acquisition Proposal which the Company has advised Parent constitutes a Superior Proposal and any changes to the terms thereof shall not delay the Company’s right to terminate this Agreement by more than 24 hours after the provision of notice to Parent).
     (d) Subject to Parent’s rights under Section 8.1(d),nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law (it being agreed that the issuance by the Company or the Company’s Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not give rise to any termination right of Parent) . No change, withdrawal or modification in the recommendation of the Company’s Board of Directors to the Company’s stockholders with respect to this Agreement or the Merger shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover law (including Section 203 of the DGCL) or other state law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.
     Section 6.4 Access to Information; Confidentiality. Subject to restrictions of applicable law (including antitrust laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Subsidiaries and their respective officers, employees, accountants, counsel, financial advisors, financing sources and other representatives (collectively, the “Representatives”), upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, facilities, agents, personnel, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the portions of such documents and information to the extent that the failure to so withhold such information would reasonably be expected to eliminate or waive the rights of such party to assert an attorney-client or attorney work product privilege with respect thereto or would violate the terms of a confidentiality agreement or obligation of non-disclosure in any agreement, contract or understanding with a third party in effect on the date of this Agreement (provided, that the Company shall use reasonable best efforts to obtain a waiver thereof if Parent so requests) or applicable laws, rules or regulations; and provided further that such investigation or access shall not unreasonably disrupt the Company’s operations. No investigation made pursuant to this Section shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger. All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement between the Company and Parent, dated May 9, 2007. In connection with the continuing operation of the business of the Company and the Company’s Subsidiaries between the date hereof and the Effective Time, the Company shall consult in good faith on a regular and frequent basis with the Representatives of Parent and its Subsidiaries with regard to material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent, its Subsidiaries or such Representatives, provided that such procedures are not unreasonably disruptive to the operations of the Company and shall not require disclosure of information not required to be disclosed by the preceding provisions of this Section.

     Section 6.5 Reasonable Best Efforts; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the identification and obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary Registrations (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including those set forth in Section 3.4(b) of the Disclosure Schedule, with each party bearing its costs for obtaining the waivers, approvals and consents referred to in clauses (i) and (ii) of this sentence, (iii) subject to Section 6.13, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.3. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments, or divest any assets or enter into commitments regarding the conduct of its business or licensing of technology or know-how, in each case unless such action is conditioned upon the consummation of the Merger. Without limitation of the foregoing, each of Parent and the Company undertakes and agrees (x) to file as soon as practicable, and in any event prior to 10 business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and (y) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (1) any applicable Federal or state securities laws, (2) any applicable competition, antitrust or investment laws of jurisdictions other than the United States and (3) any other applicable law; provided, however, that, subject to appropriate confidentiality protections, the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and all attachments thereto to the non-filing party and its outside counsel. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, permit the other party and its outside counsel to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat, in each case to the extent reasonably practicable; and (iii) furnish as promptly as reasonably practicable the other party with copies of all correspondence, filings, and written communications (and a reasonable explanation of the substance of oral communications) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger. Without limiting the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust law, or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law, the parties shall use their reasonable best efforts promptly to resolve any such objections. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement. However, notwithstanding any contrary provision of this Agreement, Parent shall not be required to make any such request, nor shall Parent be required to agree to any prohibition, condition, limitation or other requirement that (A) prohibits or materially limits the ownership, operation or control by the Company, the Company’s Subsidiaries, the Surviving Corporation or Parent or any of their Affiliates of any material portion of the business, operations or assets of the Company, the Company’s Subsidiaries, the Surviving Corporation, Parent or any of their Affiliates, or compels the Company, the Company’s Subsidiaries, the Surviving Corporation, Parent or any of their Affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger, (B) seeks to impose limitations on the ability of Parent to acquire, hold, or exercise full rights of direct or indirect ownership of the Surviving Corporation or any of the Company’s material Subsidiaries, including the right to vote the capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation and to declare or pay dividends on any capital stock of the Surviving Corporation and the Company’s Subsidiaries, (C) would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries (other than the Company and its Subsidiaries after the Effective Time), taken as a whole, with materiality for purposes of the foregoing being measured in relation to the size and scale of the operations of the Company and its Subsidiaries taken as a whole or (D) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole (each of (A) through (D), a “Substantial Burden”).
     (b) Each of the Company, Parent and Sub shall give notice as promptly as reasonably practicable to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by Sub) to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by Sub) in any material respect; (ii) any written notice or other communication from any Governmental Entity in connection with the Merger; and (iii) in the case of the Company, any change or development that is reasonably likely to have a Material Adverse Effect or materially impair or delay the ability of the Company and its Subsidiaries to consummate the Merger or, in the case of Parent and Sub, any change or development that is reasonably likely to materially impair or delay the ability of Parent or Sub to consummate the Merger; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 6.6 Benefit Plans. (a) For the period starting at the Effective Time through December 31, 2007, Parent agrees to cause the Surviving Corporation (i) to maintain (x) the base salary or base wages of the employees of the Company and its Subsidiaries and (y) the Employee Benefit Plans (other than equity-based plans) in effect on the date of this Agreement, (ii) to provide compensation and employee benefits (other than equity-based plans) to each current employee of the Company and its Subsidiaries that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of this Agreement or (iii) to provide to such employees compensation and employee benefits that, as determined by Parent, are not materially less favorable in the aggregate than those in effect for similarly situated employees of Parent and its subsidiaries. Nothing in this Agreement shall be construed to limit the ability of the applicable employer to terminate the employment of any employee at any time.
     (b) From and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance, change in control, retention, transition and termination agreements, plans and policies disclosed in Section 3.11 of the Disclosure Schedule, including any change in control provisions contained therein, subject to the right of Parent and the Surviving Corporation to modify or terminate such agreements, plans and policies in accordance with their terms. In addition, the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements disclosed in Section 3.21(a)(viii) of the Disclosure Schedule between the Company and its directors, officers and employees that survive the Merger in accordance with their terms.
     (c) Parent and the Company each hereby acknowledge and agree that (i) following the Effective Time, each of the executives listed in Section 6.6(c) of the Company Disclosure Schedule may terminate his or her employment with the Company and such termination will be deemed to have been following a “Change of Control” and for “Good Reason” (as such terms are defined in the executives’ change of control or employment agreements with the Company), (ii) that, upon such termination of employment, each such executive shall become entitled to receive the severance pay and other payments required by the contracts listed on Section 6.6(c) of the Disclosure Schedule upon a termination of employment following a “Change of Control” for “Good Reason”, and (iii) any such severance pay and other payments to which such executives are entitled shall be paid in accordance with the terms of the relevant agreement.
     (d) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for purposes of eligibility to participate and vesting, service with the Company or any of its Subsidiaries (including credit for service with Deluxe Corporation or any of its Subsidiaries) prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or such service would not be counted under the terms of the applicable plan for similarly situated employees of Parent. In addition, all such plans which are welfare benefit plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent such conditions, exclusions and waiting periods were satisfied or waived under the applicable Company welfare benefit plan and shall provide that any expenses, co-payments, and deductibles paid or incurred during the applicable plan year on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.
     (e) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan. The Company shall terminate the Employee Stock Purchase Plan immediately prior to the Effective Time. With respect to the offering period in progress as of the date hereof, no new participants shall be permitted to commence participation in the plan, no current participant shall be permitted to increase his or her contributions to the plan, and, at the earlier of the conclusion of the offering period and immediately prior to the Effective Time, accumulated contributions will be applied to the purchase of Common Stock in accordance with the plan’s terms (and such Common Stock will be converted into the Merger Consideration in accordance with Section 2.1).
     (f) The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any employees of the Company and its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement. This Section 6.6 shall not be considered, or deemed to be, an amendment to any Employee Benefit Plans or any other agreements
     Section 6.7 Fees and Expenses. (a) All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that those fees and expenses incurred in connection with printing and filing the Proxy Statement (but not the preparation thereof) shall be shared equally by Parent and the Company.
     (b) Subject to Section 6.7(d), the Company agrees to pay Parent a fee equal to $55,000,000 and the Expenses (which Expenses in each case shall be payable on demand following the date of termination of this Agreement) if:
          (i) this Agreement is terminated by Parent pursuant to Section 8.1(d) (in which case, the fee shall be payable within two business days after such termination);
          (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) (in which case, the fee shall be payable at the time of termination); or
          (iii) (x) this Agreement is terminated by Parent pursuant to Section 8.1(c) or by either Parent or the Company pursuant to Section 8.1(b)(i) or 8.1(b)(iii), and, in all such cases, the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (which, for purposes of this Section 6.7(b)(iii), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that the reference to 15% in Section 6.3(a)(i)(A) shall be deemed a reference to 30% and, in Section 6.3(a)(i)(B), the reference to 15% with respect to acquisitions of voting securities shall be deemed a reference to 50% and the reference to 15% with respect to the ownership of assets shall be deemed a reference to 30%) had been made (other than by Parent or its affiliates) and not withdrawn (in which case, the

          Expenses shall be payable whether or not an event described in the following clause (y) occurs) and (y) within 12 months after such termination either the Company or a Subsidiary of the Company has entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal has been consummated (in which case, the fee shall be payable within two business days after such event).
     (c) The fee and Expenses payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee or Expenses set forth in this paragraph (b) the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit.
     (d) As used herein, “Expenses” means Parent’s documented out-of-pocket expenses paid or payable to any third party in connection with this Agreement and the transactions contemplated hereby (including all attorneys’, accountants’ and investment bankers’ fees and expenses), but not to exceed $5,000,000.
     (e) Parent agrees that the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.7(b).
     Section 6.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
     Section 6.9 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.
     Section 6.10 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Parent or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Common Stock.
     Section 6.11 State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.
     Section 6.12 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with the New York Stock Exchange a Notification Form for Listing of Additional Shares with respect to the shares of Parent Stock issuable upon exercise of the Options and Restricted Stock Units under the Company Option Plans assumed by Parent. As promptly as reasonably practicable after the Effective Time, Parent shall file a Registration Statement on Form S-8 to register the shares of Parent Stock subject to Assumed Options and Assumed RSUs to the extent permitted by Federal securities laws. Parent shall reserve adequate shares of Parent Stock for issuance upon the exercise of such Assumed Options and Assumed RSUs.
     Section 6.13 Litigation and Proceedings. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company or its directors and any other lawsuit or proceeding, whether judicial or administrative, relating to or challenging this Agreement or the transactions contemplated hereby. The Company agrees that it shall not settle or offer to settle any litigation or other legal proceeding commenced prior to or after the date hereof against the Company or any of its directors or executive officers, by any stockholder of the Company or otherwise, relating to this Agreement or the Merger without the prior written consent of Parent.

     Section 6.14 Financing. The Company and its Subsidiaries shall provide reasonable cooperation in connection with the arrangement of any financing sought by the Parent in connection with the Merger (the “Financing”) as may be reasonably requested by the Parent by (i) making their respective officers reasonably available upon reasonable prior notice to participants or potential participants in the syndication of the Financing (“Participants”) (provided that in no event shall the Company and its Subsidiaries be required to have their officers participate in out-of-town roadshow or similar meetings for more than an aggregate of five days), (ii) providing or making available information concerning the Company, its business, properties and financial condition in the Company’s possession as may reasonably be requested by Participants and (iii) providing reasonable assistance if requested by Parent in seeking to modify, effective no sooner than the Closing, the terms of the Company’s 5.39% Senior Guaranteed Notes (the “Notes”) and related documentation (provided that such requested cooperation (i) does not unreasonably interfere with the ongoing business of the Company or the Company’s Subsidiaries or (ii) otherwise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect). Further, subject, for the avoidance of doubt, to the last sentence of this Section 6.14, in connection with the Financing, the Company shall make any reasonable representations and warranties customary in commercial bank financings to, and enter into any reasonable covenants for the benefit of, third parties providing or arranging any Financing, in each case effective as of the Closing Date; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers be required to make any representations or warranties or otherwise provide information which they in good faith determine is not accurate or is otherwise false or misleading. In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee, enter into any binding commitment or incur any liability in connection with the Financing, or seeking to modify the Notes, prior to the Closing, except to the extent Parent has provided the indemnity referenced in the last sentence of this Section 6.14. Parent shall, promptly upon request by the Company, reimburse the Company and the Company’s Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.14 and any information utilized in connection therewith.

ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the requisite vote of the holders of shares of Common Stock in accordance with the DGCL (the “Stockholder Approval”).
     (b) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (any of the foregoing, a “Prohibition”) preventing the consummation of the Merger shall be in effect, and then only if such Prohibition (i) is any Prohibition of a United States federal or state, Indian federal or state, Canadian federal or provincial or United Kingdom Governmental Entity or (ii) is any other Prohibition the violation of which, individually or in the aggregate, would reasonably be expected to result in a Substantial Burden or would reasonably be expected to subject the Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee of any of them to criminal liability.
     (c) HSR Approval. The applicable waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.
     (d) Governmental Consents. (i) All Consents and Registrations required to be obtained from or made with any Governmental Entity listed in Section 7.1(d) of the Disclosure Schedule (other than with respect to U.S. state debt collection licenses) shall have been obtained or made, and any conditions imposed in connection with any of the foregoing shall not, individually or in the aggregate, result in a Substantial Burden and (ii) all other Consents and Registrations required to have been obtained from or made to any other Governmental Entity shall have been so obtained or made, and any conditions imposed in connection with any of the foregoing shall not, individually or in the aggregate, result in a Substantial Burden, except where the failure to have so obtained or made such Consent or Registration would not, individually or in the aggregate, reasonably be expected to result in a Substantial Burden or reasonably be expected to subject Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee of any of them to criminal liability.
     Section 7.2 Additional Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2 relating to the capital stock of the Company shall be true and correct in all respects on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of that date), other than any de minimis inaccuracies and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties referred to in this clause (ii) to so be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
     (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer or Chief Executive Officer of the Company to such effect.
     (c) No Material Adverse Effect. Since December 31, 2006, there shall not have been any event, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
     Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:
     (a) Representations and Warranties; Agreements and Covenants. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “knowledge” or “materiality”) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of such representations and warranties to so be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other material transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

     (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.
     (c) Merger Consideration. Parent shall have delivered to the Paying Agent the aggregate Merger Consideration, as required by Section 2.2 of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval (provided that any termination pursuant to Section 8.1(f) may only occur prior to the receipt of Stockholder Approval):
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company:
          (i) if the Effective Time shall not have occurred on or before February 15, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;
          (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable and would result in a failure to satisfy the condition set forth in Section 7.1(b) of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party which has not used its commercially reasonable best efforts to cause such order, decree, or ruling to be lifted or otherwise taken action necessary to comply with Section 6.5; or
          (iii) if, upon a vote at a duly held meeting (including any adjournment or postponement thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;
     (c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(b) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to the Company (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);
     (d) by Parent:
          (i) if the Board of Directors of the Company withdraws or materially modifies in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger or fails to recommend to the Company’s stockholders that they approve and adopt this Agreement and the Merger and give the Company Stockholder Approval or to include such recommendation in the Proxy Statement; or
          (ii) if a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is proposed or commenced, and the Board of Directors of the Company redeems rights issued under the Company’s Rights Agreement dated May 1, 2000, between the Company and EquiServe Trust Company N.A. (the “Rights Agreement”), declares such tender or exchange offer a Permitted Offer under the Rights Agreement, amends the Rights Agreement to permit such offer to go forward, takes any other action the effect of which is to cause the Rights Agreement not to apply to such offer or, for any other reason, the Rights Agreement is or becomes inapplicable to such offer;
     (e) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(c) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or
     (f) by the Company in order to concurrently enter into a definitive agreement for a Superior Proposal received by the Company, if: (i) in light of such Superior Proposal, the Board of Directors of the Company shall have determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the Board of Directors of the Company to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; (ii) taking into account any revised proposal made by Parent following receipt of the notice referred to in Section 6.3(c), such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made the determination referred to in clause (i); and (iii) the Company, concurrently with or prior to any termination pursuant to this Section 8.1(f), pays Parent the applicable termination fee set forth in Section 6.7.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.4, Section 6.7, this Section 8.2 and Section 9.6, which provisions shall survive such termination, and except to the extent that such termination results from fraud or a willful breach by a party of any representation, warranty or covenant set forth in this Agreement in which case the party at fault shall not be released or relieved from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of fraud or a breach by Parent, may instead consist of damages that would be recoverable by stockholders of the Company if they were capable of selling the Company directly and were permitted to bring an action directly against Parent, taking into account any subsequent sale transaction involving the Company or other event that mitigates damages).
     Section 8.3 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company’s stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to the Company:
eFunds Corporation
4900 N. Scottsdale Road
Suite 100
Scottsdale, AZ 85251
Attention: Paul F. Walsh
Facsimile: 480-629-7601
Telephone: 480-629-7700
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attention: Peter Golden, Esq.
Facsimile: (212) 859-4000
Telephone: (212) 859-8000
If to Parent or Sub:
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Michael L. Gravelle, Esq.
Facsimile: (805) 696-7831
Telephone: (805) 696-7102

with a copy to:
LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky, Esq.
Facsimile: (212) 424-8500
Telephone: (212) 424-8000
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.
     Section 9.3 Enforcement of Agreement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise, other than by operation of law in a merger following the Effective Time) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule, and the confidentiality agreement dated May 9, 2007, between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
     Section 9.6 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
     Section 9.8 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
     Section 9.9 No Third Party Beneficiaries. Except as provided in Section 2.2(c) (Exchange of Certificates — Exchange Procedures) and Section 6.2 (Directors’ and Officers’ Indemnification), in each case, from and after the Effective Time, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, the Company shall have the right, on behalf of its stockholders, to pursue damages in the event of Parent’s fraud or willful breach of this Agreement.
     Section 9.10 Incorporation of Exhibits. The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     Section 9.12 Subsidiaries. As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.
     Section 9.13 Person. As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).
     Section 9.14 FIRPTA. Parent shall not withhold amounts pursuant to Section 1445 of the Code provided that the Company delivers to Parent at the Closing a certificate complying with the Code and applicable treasury regulations, duly executed and acknowledged, certifying that the Common Stock is not a U.S. Real Property Interest.
     Section 9.15 Interpretation. This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules delivered with this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, and (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Lee A. Kennedy
	Name:	Lee A. Kennedy
	Title:	Chief Executive Officer and President

AGAMEMNON MERGER CORP.
By:	/s/ Lee A. Kennedy
	Name:	Lee A. Kennedy
	Title:	Chief Executive Officer and President

eFUNDS CORPORATION
By:	/s/ Paul F. Walsh
	Name:	Paul F. Walsh
	Title:	Chairman and CEO

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